EXHIBIT 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

Axos Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Primary Offering
Equity	Common stock, par value $0.01 per share	457(o)	-	-	-	-
Equity	Preferred Stock, par value $0.01 per share	457(o)	-	-	-	-
Debt	Debt Securities
Other	Warrants	457(o)	-	-	-	-
Other	Subscription Rights	457(o)	-	-	-	-
Other	Units	457(o)	-	-	-	-
Total Primary offering					$500,000,000	$0.0001476	$73,800

	Secondary Offering
Equity	Common stock, par value $0.01 per share	457(o)	-	-	$50,000,000	$0.0001476	$7,380
Total Offering Amounts					$550,000,000 (4)		$81,180
Total Fees Previously Paid							-
Total Fee Offsets							$32,730
Net Fee Due							$48,450

(1)Securities registered hereunder may be sold separately, together or with other securities registered hereunder.
(2)Not required to be included pursuant to Rule 457(o). The proposed maximum initial offering price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(3)We are registering an indeterminate aggregate amount of securities of each identified class of securities up to a proposed aggregate offering price of $500,000,000, which may be offered from time to time in unspecified numbers and at indeterminate prices, and as may be issued upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including under any applicable anti-dilution provisions. In addition, we are registering an indeterminate aggregate amount of common stock up to a proposed aggregate offering price of $50,000,000 which may be offered pursuant to this registration statement by selling stockholders.
(4)Estimated solely for the purposes of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of preferred stock or upon exercise of common stock warrants registered hereunder.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Axos Financial, Inc.	S-3	333-253797	March 2, 2021	March 2, 2021	$32,730 (1)	(1)	(1)	$300,000,000 (1)	$32,730

(1)The Company previously registered the offer and sale of up to $450,000,000 of common stock, preferred stock, debt securities, warrants, subscription rights and units, pursuant to a Shelf Registration Statement on Form S-3, File No. 333-253797, filed with the Securities and Exchange Commission on March 2, 2021. Pursuant to Rule 457(p), the amount of the registration fee of $81,180 is offset by $32,730, which is the amount of the filing fee paid in connection with an aggregate of $300,000,000 in unsold securities registered pursuant to the Registrant’s Registration Statement on Form S-3 (No. 333-253797), as filed with the Securities and Exchange Commission on March 2, 2021 (stating an aggregate initial maximum offering price for all registered securities of $450,000,000.

Table 3: Combined Prospectuses
N/A